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                                                                    EXHIBIT 99.9



January 22, 2001



Board of Directors
Netpliance, Inc.
7501B N. Capital of Texas Hwy.
Austin, Texas  78731

Gentlemen:

     Reference is made to my letter to you dated December 21, 2000, pursuant to which, on behalf of myself and certain other stockholders (the "Buyer's Group"), I requested the opportunity to open negotiations between the board of directors of Netpliance, Inc., a Delaware corporation (the "Company"), and the Buyer's Group regarding the possible purchase by the Buyer's Group of all the shares of the Company's common stock not owned by the Buyer's Group (the "Buyout"). Now, on behalf of the Buyer's Group, I hereby notify you that the Buyer's Group no longer intends to pursue the Buyout and will terminate all negotiations with the Company's special committee regarding the Buyout.

     Please accept our withdrawal from these discussions and our wishes for the Company's future success.

                              Sincerely,


                              /s/ JOHN F. MCHALE
                              ------------------------------
                              John F. McHale